Exhibit 99.1

FOR IMMEDIATE RELEASE

ENERJEX RESOURCES ANNOUNCES NYSE ACCEPTANCE OF COMPANY PLAN TO MEET LISTING STANDARDS

San Antonio, Texas (January 17, 2017) – EnerJex Resources, Inc. (NYSE MKT: ENRJ) (the “Company”), an independent exploration and production company focused on the acquisition and development of oil and natural gas properties located in the Rocky Mountain and Mid-Continent regions of the United States, announced today the that New York Stock Exchange and has accepted the Company's plan to restore compliance with certain sections of the NYSE Company Guide on or before March 31, 2017.

Forward-Looking Statements

This press release and the materials referenced herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give EnerJex's current expectations or forecasts of future events. The statements in this press release regarding the amount and use of proceeds expected to be received from the financing, the closing of the financing, the conversion of the Preferred Stock and the exercise of the warrant, the evaluation of strategic initiatives and the potential sale of an asset by an entity in which EnerJex holds a minority interest, any implied or perceived benefits from any current or future transaction, and any other effects resulting from any of those matters, are forward-looking statements. Such statements involve material risks and uncertainties, including but not limited to: whether newly drilled or newly acquired properties will produce at levels consistent with management's expectations; market conditions; whether we will experience equipment failures and, if they materialize, whether we will be able to fund repair work without materially impairing planned production levels or the availability of capital for further production increases; the ability of EnerJex to meet its loan covenants under the debt facility that is expected to fund the costs of the new wells and to obtain financing from other sources for continued drilling; the costs of operations; delays, and any other difficulties related to producing oil; the ability of EnerJex to integrate the newly producing assets; the ability to retain necessary skilled workers to operate the new producing wells; the price of oil; EnerJex's ability to market and sell produced minerals; the risks and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions; the ability to manage and continue growth; and the ability of management to successfully integrate Black Raven. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements are set forth in our Form 10-K filed with the SEC. EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. EnerJex's production forecasts are dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. Although EnerJex believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.463.9297 | WWW.ENERJEX.COM

For further information contact:

EnerJex Resources, Inc.

Phone: (210) 451-5545

Web: www.enerjex.com

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.463.9297 | www.enerje